UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

 ITEM 7.01 REGULATION FD DISCLOSURE

The Company has received a question and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q1.  Can I invest directly into the Company?

A1.  The Company currently has sufficient cash to operate under its business plan.  With the purchase order financing the Company will be able to expand and pay for its national roll-out without the need of additional capital.

Q2. I am a current shareholder of NHMD and am curious about the launch party in Las Vegas on November 15th.  Who all aside from Nate Steck will be attending the party?  Will there be members from WB Partners?  Will there be any potential vendors/customers such as grocery stores or online food delivery sites?  Will there be any of the guacamole that Nate has been developing available?

A2.  Both members of the Board of Directors, Nate Steck and Marc Kassoff, will be attending.  Initially, WB Partners was not expected to attend as they were planning on being in New York City.  One of the initial companies they took public has moved up and is now listed on the New York Stock Exchange.  But, we are glad they will be attending the event.

There will not be any vendors or customers as this event is just for any shareholders who wanted to attend and taste waffles and pancakes with Nate.  It was also intended to provide a casual forum where shareholders could interact with Nate and get a first-hand experience of the products.  Sadly, the guacamole is still in its development phase and won’t be available for tasting.

Q3. How soon can we expect an update in regard to the contract NHMD was finalizing in regard to the 100,000 can order that was to be sold online?

A3. The company is waiting to see what the response on the 17th of November before finalizing with an the online retailer as we may consider keeping that in house.

Q4.  Is it possible for the company to issue any sort of guidance in regard to what it feels the value of the company currently is and what it will be in a year?  Does the company believe it is currently undervalued given its products and connections?

A4.  The Company cannot provide any information regarding this.  Only a license broker, investment advisor or analyst would be able to provide this information.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: November 12, 2014	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO